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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Statement Nos. 33-54879, 33-48490, 33-48673, 33-52797, 33-52799, 33-61351, 33-28621, and 33-93023) and the
Prospectus constituting part of the Registration Statement on Form S-3 (Registration Statement No. 33-74665), our report dated March 1, 1999 relating to the financial statements of Kmart Corporation (the "Company"), which is incorporated by reference in the Company's Annual Report to Shareholders on Form 10-K for the year ended 1999. We also consent to the incorporation by reference of our report dated March 6, 2000 relating to the Company's financial statements, which appear in the Current Report on Form 8-K dated March 21, 2000.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
March 21, 2000